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Ford Cars, Utilities and Trucks All Post U.S. Sales Gains in 2012; Company Posts Best December Sales Since 2006

•	Ford Motor Company delivers U.S. sales gains across its lineup in 2012 - with cars up 5 percent, utilities up 7 percent and trucks up 2 percent

•	F-Series sales up 10 percent for year; now America's best-selling pickup for 36 years and best-selling vehicle for 31 years

•	Ford commercial truck sales up 7 percent in 2012, marking the best sales year since 2008

•	December total company sales up 2 percent - with the strongest December since 2006

DEARBORN, Mich., Jan. 3, 2013 - Ford Motor Company's U.S. sales grew across the board in 2012, with cars up 5 percent, utilities up 7 percent, and trucks up 2 percent for the year. Overall, the Ford brand ended 2012 with 2,168,015 vehicles sold - the only brand to top 2 million U.S. sales.

“Ford finished 2012 strong, with retail sales showing improved strength as more customers returned to dealer showrooms,” said Ken Czubay, Ford vice president, U.S. Marketing, Sales and Service. “Ford's fuel-efficient cars and hybrid vehicles showed the most dramatic growth for the year, and we achieved our best year for commercial vehicle sales since 2008.”

Sales of Ford's small cars were up 29 percent in 2012, with 316,006 vehicles sold, and overall car sales were up 5 percent in 2012, with 760,646 sold. Focus sales gained 40 percent during the year, and the all-new C-MAX continues its strong selling rate. In the first four months of sales, 13,309 C-MAX vehicles were sold, making it the fastest sales start of any hybrid vehicle in the industry.

Ford again became America's best-selling brand of utility vehicles in 2012, with 619,470 vehicles sold. Escape broke its 2011 record sales levels with 261,008 vehicles sold, up 3 percent. Explorer gained 17 percent for the year, with 158,344 vehicles sold.

Ford trucks continued to dominate in 2012 - with F-Series America's best-selling pickup for the 36th straight year and 31 consecutive years as America's best-selling vehicle. Overall, 645,316 F-Series were sold, a 10 percent increase versus 2011. Total Ford brand truck sales - including Transit Connect and E-Series - were up 2 percent for the year at 829,477 vehicles sold.

Ford also remained America's largest maker of commercial trucks for 28 years, posting a 7 percent increase in 2012. That marks Ford's best year for commercial truck sales since 2008.

Last month, Ford delivered its best December sales results since 2006, with 214,222 vehicles sold - a 2 percent increase.

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About Ford Motor Company

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 172,000 employees and 65 plants worldwide, the company's automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding the company and Ford products, please visit www.corporate.ford.com.

Contact(s):	Erich Merkle
313.806.4562
emerkle2@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.